Exhibit 99.1

Dunkin' Brands Reports First Quarter 2020 Results

First quarter highlights include:

•
Dunkin' U.S. comparable store sales decline of 2.0%; comparable store sales growth of 3.5% in the first 10 weeks of the quarter, including positive ticket and traffic, was offset by a comparable store sales decline of 19.4% in the last three weeks of the quarter

•
Baskin-Robbins U.S. comparable store sales growth of 1.8%; comparable store sales growth of 11.0% in the first 10 weeks of the quarter, including positive ticket and traffic, was partially offset by a comparable store sales decline of 23.3% in the last three weeks of the quarter

•	Added 7 net new Dunkin' locations in the U.S. inclusive of the closure of 12 Speedway locations; total of 38 net new Dunkin' and Baskin-Robbins locations globally

•	Revenues increased 1.3%

•	Diluted EPS of $0.63, unchanged from the prior year period

•	Diluted adjusted EPS of $0.67, unchanged from the prior year period

•	Due to the uncertainty related to the duration and impact of the COVID-19 pandemic, the Company withdraws its fiscal year 2020 targets and long-term targets

•	The Company's Board of Directors is suspending its regular dividend program

CANTON, Mass. (April 30, 2020) - Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' and Baskin-Robbins (BR), today reported results for the first quarter ended March 28, 2020.
"Prior to the crisis, we experienced strong first quarter performance across the system, including Dunkin’ U.S. which was on track to have its highest quarterly comps in more than six years and positive traffic,” said Dave Hoffmann, Dunkin’ Brands Chief Executive Officer. “With the number one priority being the safety of crew members and our guests, early in the crisis we implemented strong safety measures at our restaurants with gloves, masks, and plexiglass shields, and now we are shipping an infrared thermometer to every U.S. restaurant to help monitor crew health. Solidarity with our great franchisees has never been stronger, and as a 100-percent franchised business we are supporting our franchisees and will continue to focus on their overall business health. In addition to the relief we are providing to them, Dunkin’ Brands is very grateful for the support from the Federal government to all U.S. small business owners, including many of our franchisees.”
Hoffmann continued, “At Dunkin’ Brands, we feel an obligation to do our part to keep America working by avoiding any corporate furloughs. Our focus has been to preserve our strong balance sheet by aggressively reducing operating expenses and preserving cash, including suspending our quarterly dividend and share repurchase programs. Simultaneously, our management team and Board of Directors are voluntarily taking salary and fee reductions with the savings generated going to the Dunkin’ Brands Family Fund, which supports Dunkin’ and Baskin-Robbins crew members in times of crisis. Throughout this pandemic, we have been guided by our corporate values of strong, smart, and kind, which includes striving to do the right thing for our communities.”

"This morning we announced that our Board of Directors has suspended our regular dividend program, which will result in cash savings of approximately $33 million in the second quarter, and reinforces our already strong balance sheet. We believe a temporary suspension of our dividend and share repurchase program is the prudent and responsible thing to do in this time of unprecedented uncertainty,” said Kate Jaspon, Chief Financial Officer, Dunkin’ Brands Group, Inc. “Additionally, due to this uncertainty and the impact of COVID-19 on financial and operational results, we are withdrawing both our fiscal 2020 and long-term growth targets.”

FIRST QUARTER 2020 KEY FINANCIAL HIGHLIGHTS

(Unaudited, $ in millions, except per share data)	Three months ended		Increase (Decrease)
Amounts and percentages may not recalculate due to rounding	March 28, 2020	March 30, 2019	$ / #	%
Financial data:
Revenues	$323.1	319.1	4.1	1.3%
Operating income	101.3	101.4	(0.1)	(0.1)%
Operating income margin	31.4%	31.8%
Adjusted operating income(1)	$106.0	106.3	(0.4)	(0.3)%
Adjusted operating income margin(1)	32.8%	33.3%
Net income	$52.1	52.3	(0.2)	(0.4)%
Adjusted net income(1)	55.5	55.9	(0.4)	(0.7)%
Earnings per share:
Common–basic	0.63	0.63	—	—%
Common–diluted	0.63	0.63	—	—%
Diluted adjusted earnings per share(1)	0.67	0.67	—	—%
Weighted-average number of common shares – diluted (in millions)	83.2	83.4	(0.2)	(0.3)%
Systemwide sales(2)	$2,762.2	2,768.2	(6.0)	(0.2)%
Comparable store sales growth (decline):
Dunkin' U.S.	(2.0)%	2.4%
BR U.S.	1.8%	(2.8)%
Dunkin' International	(7.1)%	2.9%
BR International	2.5%	(2.0)%
Development data:
Consolidated global net POD development(3)	38	8	30	375.0%
Dunkin' global PODs at period end(4)	13,167	12,900	267	2.1%
BR global PODs at period end(4)	8,168	8,020	148	1.8%
Consolidated global PODs at period end(4)	21,335	20,920	415	2.0%
(1) Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, long-lived asset impairments, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. See “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations” for further detail.
(2) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.
(3) Consolidated global net POD development for the three months ended March 28, 2020 reflects the previously-announced closing of 12 limited-menu Dunkin’ Speedway locations under a termination agreement entered into with Speedway in February 2020.
(4) Temporary restaurant closures due to COVID-19 are not treated as restaurant closures and affected restaurants are included in points of distribution.

Global systemwide sales decline of 0.2% in the first quarter was primarily attributable to Dunkin' global comparable store sales declines as a result of the global COVID-19 pandemic, partially offset by global store development and Baskin-Robbins comparable store sales growth. The pandemic had an unfavorable impact on systemwide sales for each of our segments in the first quarter.
Dunkin' U.S. comparable store sales declined 2.0% in the first quarter as a decline in traffic, primarily due to the impact of COVID-19 and concentrated in the last three weeks of the quarter, was partially offset by an increase in average ticket. The increase in average ticket was driven by favorable mix shift to premium priced espresso and cold brew beverages, including the launch of Matcha Latte, partially offset by discounting driven by national value platforms. During the first 10 weeks of the quarter, comparable store sales grew 3.5%, and were on pace to be the highest quarterly comparable store sales growth since the third quarter of 2013. Dunkin' U.S. comparable store sales declined 19.4% in the last three weeks of the quarter due to the impact of COVID-19.
Baskin-Robbins U.S. comparable store sales grew 1.8% in the first quarter as an increase in average ticket was partially offset by a decrease in traffic, primarily due to the impact of the COVID-19 pandemic and concentrated in the last three weeks of the quarter. Comparable store sales growth was led by the strong performance of cups and cones, beverages, and sundaes. Comparable store sales growth of 11.0% in the first 10 weeks of the quarter was partially offset by comparable store sales decline of 23.3% in the last three weeks of the quarter due to the impact of COVID-19.
In the first quarter, Dunkin' Brands franchisees and licensees opened 38 net new restaurants globally. This included 7 net new Dunkin' U.S. locations (inclusive of the closure of 12 Speedway locations), 14 Baskin-Robbins International locations, and 23 Dunkin' International locations, offset by net closures of 6 Baskin-Robbins U.S. locations. Additionally, Dunkin' U.S. franchisees remodeled 32 restaurants and Baskin-Robbins U.S. franchisees remodeled 6 restaurants during the quarter.
Revenues for the first quarter increased $4.1 million, or 1.3%, compared to the prior year period due primarily to an increase in sales of ice cream and other products, as well as an increase in other revenues driven primarily by license fees related to Dunkin’ K-Cup® pods and retail packaged coffee. The unfavorable impact on systemwide sales as a result of the COVID-19 pandemic had a corresponding unfavorable impact on royalty income, primarily for the Dunkin' U.S. segment.
Operating income and adjusted operating income for the first quarter of fiscal year 2020 of $101.3 million and $106.0 million, respectively, were relatively flat compared to the prior year period as an increase in general and administrative expenses was offset by increases in net margin on ice cream and other products and net income from our South Korea and Japan joint ventures, as well as the increase in other revenues. The increase in general and administrative expenses was primarily due to an increase in reserves for uncollectible receivables and training expense associated with the roll-out of new high volume brewers.
Net income and adjusted net income for the first quarter of fiscal year 2020 of $52.1 million and $55.5 million, respectively, were relatively flat compared to the prior year period. The drivers of net income and adjusted net income for the first quarter compared to the prior year period were consistent with those for operating income and adjusted operating income, respectively.
Diluted earnings per share and diluted adjusted earnings per share of $0.63 and $0.67, respectively, remained flat compared to the prior year period as slight decreases in net income and adjusted net income were offset by a decrease in shares outstanding. Excluding the impact of recognized excess tax benefits, both diluted earnings per share and diluted adjusted earnings per share would have been lower by approximately $0.01 for each of the first quarters of fiscal years 2020 and 2019.

FIRST QUARTER 2020 SEGMENT RESULTS

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' U.S.	March 28, 2020	March 30, 2019	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$117,855	117,097	758	0.6%
Franchise fees	4,887	3,626	1,261	34.8%
Rental income	27,923	27,848	75	0.3%
Other revenues	1,125	1,174	(49)	(4.2)%
Total revenues	$151,790	149,745	2,045	1.4%

Segment profit	$109,306	111,034	(1,728)	(1.6)%

Comparable store sales growth (decline)	(2.0)%	2.4%
Systemwide sales (in millions)(1)	$2,124.5	2,126.3	(1.7)	(0.1)%

Points of distribution(2)	9,637	9,453	184	1.9%
Gross openings	66	69	(3)	(4.3)%
Net openings(3)	7	34	(27)	(79.4)%
(1) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
(2) Temporary restaurant closures due to COVID-19 are not treated as restaurant closures and affected restaurants are included in points of distribution.
(3) Net openings for the three months ended March 28, 2020 reflects the previously-announced closing of 12 limited-menu Dunkin’ Speedway locations under a termination agreement entered into with Speedway in February 2020.
Dunkin' U.S. first quarter revenues of $151.8 million represented an increase of 1.4% compared to the prior year period due primarily to an increase in franchise fees as a result of additional deferred revenue recognized in connection with the planned closure of Speedway locations, as well as an increase in royalty income.
Dunkin' U.S. segment profit in the first quarter decreased to $109.3 million, a decrease of $1.7 million compared to the prior year period, driven primarily by increases in reserves for uncollectible receivables and training expense associated with the roll-out of new high volume brewers, offset by the increases in franchise fees and royalty income.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins U.S.	March 28, 2020	March 30, 2019	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$6,237	6,103	134	2.2%
Franchise fees	355	312	43	13.8%
Rental income	783	960	(177)	(18.4)%
Sales of ice cream and other products	1,409	671	738	110.0%
Other revenues	2,060	2,231	(171)	(7.7)%
Total revenues	$10,844	10,277	567	5.5%

Segment profit	$6,609	6,323	286	4.5%

Comparable store sales growth (decline)	1.8%	(2.8)%
Systemwide sales (in millions)(1)	$130.2	128.5	1.7	1.3%

Points of distribution(2)	2,518	2,547	(29)	(1.1)%
Gross openings	10	12	(2)	(16.7)%
Net closings	(6)	(3)	(3)	n/m
(1) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
(2)Temporary restaurant closures due to COVID-19 are not treated as restaurant closures and affected restaurants are included in points of distribution.
Baskin-Robbins U.S. first quarter revenues increased 5.5% from the prior year period to $10.8 million due primarily to an increase in sales of ice cream and other products, offset by decreases in rental income and other revenues.
Segment profit for Baskin-Robbins U.S. increased to $6.6 million in the first quarter, an increase of 4.5%, primarily as a result of an increase in net margin on ice cream.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' International	March 28, 2020	March 30, 2019	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$5,046	5,913	(867)	(14.7)%
Franchise fees	337	865	(528)	(61.0)%
Other revenues	100	73	27	37.0%
Total revenues	$5,483	6,851	(1,368)	(20.0)%

Segment profit	$3,491	4,831	(1,340)	(27.7)%

Comparable store sales growth (decline)	(7.1)%	2.9%
Systemwide sales (in millions)(1)	$178.0	198.9	(20.9)	(10.5)%

Points of distribution(2)	3,530	3,447	83	2.4%
Gross openings	90	72	18	25.0%
Net openings (closings)	23	(5)	28	n/m
(1) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
(2)Temporary restaurant closures due to COVID-19 are not treated as restaurant closures and affected restaurants are included in points of distribution.
Dunkin' International first quarter systemwide sales decreased 10.5% from the prior year period driven by sales declines across all regions. Sales in South Korea and Latin America were negatively impacted by unfavorable foreign exchange rates. On a constant currency basis, systemwide sales decreased by approximately 8%.
Dunkin' International first quarter revenues of $5.5 million represented a decrease of 20.0% from the prior year period. The decrease in revenues was primarily a result of a decrease in royalty income driven by a decline in systemwide sales and a recovery of prior period royalties recorded in the first quarter of 2019, as well as a decrease in franchise fees due primarily to additional deferred revenue recognized in the prior year period upon closure of certain international markets.
Segment profit for Dunkin' International decreased $1.3 million to $3.5 million in the first quarter primarily as a result of the decrease in revenues.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins International	March 28, 2020	March 30, 2019	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$1,698	1,905	(207)	(10.9)%
Franchise fees	132	358	(226)	(63.1)%
Rental income	226	220	6	2.7%
Sales of ice cream and other products	25,257	23,075	2,182	9.5%
Other revenues	(11)	21	(32)	(152.4)%
Total revenues	$27,302	25,579	1,723	6.7%

Segment profit	$9,448	7,802	1,646	21.1%

Comparable store sales growth (decline)	2.5%	(2.0)%
Systemwide sales (in millions)(1)	$329.6	314.6	15.0	4.8%

Points of distribution(2)	5,650	5,473	177	3.2%
Gross openings	58	77	(19)	(24.7)%
Net openings (closings)	14	(18)	32	n/m
(1) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
(2)Temporary restaurant closures due to COVID-19 are not treated as restaurant closures and affected restaurants are included in points of distribution.
Baskin-Robbins International systemwide sales increased 4.8% in the first quarter compared to the prior year period driven by sales growth in South Korea and Japan, offset by sales declines in other Asian markets, the Middle East, and Australia. Sales in South Korea were negatively impacted by unfavorable foreign exchange rates, while sales in Japan were positively impacted by favorable foreign exchange rates. On a constant currency basis, systemwide sales increased by approximately 8%.
Baskin-Robbins International first quarter revenues of $27.3 million represented an increase of 6.7% from the prior year period due primarily to an increase in sales of ice cream and other products, offset by decreases in franchise fees and royalty income. Systemwide sales and sales of ice cream products are not directly correlated within a given period due to certain licensees sourcing their own ice cream products, the lag between shipment of products to licensees and retail sales at franchised restaurants, and the overall timing of deliveries between fiscal quarters. As a result, the unfavorable impact on systemwide sales in the first quarter due to the COVID-19 pandemic could negatively impact sales of ice cream products in future quarters of fiscal year 2020.
First quarter segment profit increased 21.1% from the prior year period to $9.4 million primarily as a result of favorable results from our Japan and South Korea joint ventures compared to the prior year period and an increase in net margin on ice cream due primarily to an increase in sales volume. Offsetting these increases was an increase in general and administrative expenses due primarily to an increase in reserves for uncollectible receivables and the decreases in franchise fees and royalty income.

	Three months ended		Increase (Decrease)
U.S. Advertising Funds	March 28, 2020	March 30, 2019	$ / #	%
	(Unaudited, $ in thousands)
Revenues:
Advertising fees and related income	$108,631	108,642	(11)	0.0%
Total revenues	$108,631	108,642	(11)	0.0%

Segment profit	$—	—	—	—%
U.S. Advertising Funds first quarter revenues of $108.6 million remained flat compared to the prior year period. Expenses for the U.S. Advertising Funds were equivalent to revenues in each period, resulting in no segment profit.
SEGMENT UPDATES

•
Dunkin' U.S. average weekly systemwide sales leveled off through the first four weeks of the second fiscal quarter and we have seen small increases week-over-week. At the end of March and into early April, Dunkin' U.S. comparable store sales declined approximately 35%. For the week ending April 25, 2020, this decline for open restaurants was approximately 25%.

•
Baskin' U.S. average weekly systemwide sales have increased week-over-week through the first four weeks of the second fiscal quarter.  At the end of March and into early April, Baskin U.S. comparable store sales declined approximately 30% to 35%.  For the week ending April 25, 2020, this decline for open restaurants was approximately 10%.

•	Approximately 90% of Dunkin' U.S. locations remain open as of April 25. The temporary closures have been primarily on college campuses, transportation hubs, and in dense urban areas.

•
Our restaurants have been deemed an essential business in many jurisdictions allowing them to remain open in some capacity. Dunkin' U.S. has a flexible operating model where it can often continue to offer drive-thru, delivery, and curbside service where in restaurant dining is not permitted.

•	More than 90% of Baskin-Robbins U.S. locations remain open as of April 25.

•	Approximately 50% of international restaurants remain open as of April 25, split about equally between brands.

ACTIONS TAKEN IN RESPONSE TO COVID-19
As a 100-percent franchised business, the Company has taken a series of actions in direct response to the current global pandemic meant to preserve financial flexibility and support its franchisees during this time of uncertainty, including the actions described below.

Draw Down of Revolving Financing Facility

•
The Company took a precautionary measure in March and borrowed $116 million available under its variable funding notes to ensure access to funds and further strengthen financial flexibility. Including the draw down, the Company had $381 million in unrestricted cash held in the U.S. as of the end of Q1 2020.

Share Repurchases

•	The Company suspended share repurchase activity in March 2020 due to the uncertainty related to COVID-19 and its impact on financial and operational results.
Dividend Payment

•
The Board of Directors has suspended the Company's regular dividend program. The suspension of the dividend program will result in cash savings of approximately $33 million in the second quarter. The Board of Directors remains committed to paying dividends over the long term and expects to reinstitute the program when it is appropriate to do so.

Dunkin' Brands Family Fund

•
The Company's CEO, Dave Hoffmann, has voluntarily agreed to take a 30% reduction in base salary along with the senior management team taking a voluntary 20% reduction in base salary. The Board of Directors has voluntarily agreed to take a 50% reduction in cash director fees. The reductions are initially through early August 2020, subject to extension if the situation warrants. The savings from these reductions will be directed to the Dunkin’ Brands Family Fund which supports Dunkin’ and Baskin-Robbins crew members in times of crisis.

Actions to Support the Company’s Franchise System

•
The Company hosted multiple calls with its franchisee lender banks, reminding them that the Company's franchisees are small business owners and that, in addition to the relief provided by the Company as franchisor, they also need the banks' help. The Company's franchisees have indicated that their banks have been largely supportive to date, with many deferring principal and/or interest payments due from franchisees and also extending letters of credit.

•
The Company extended payment terms for royalties and advertising fees (and certain other items) for franchisees in the U.S. and Canada from 12 to 45 days through mid-May to provide them with more financial flexibility to better support their employees and guests. In addition, the Company waived up to one month of rental payments and allowed franchisees to defer two months of rent on the approximately 900 properties leased by the Company to franchisees. The Company does not expect these actions to impact its ability to meet its cash needs or to comply with the covenants under its securitization documents.

WITHDRAWING FISCAL YEAR 2020 TARGETS AND LONG-TERM TARGETS

•
Due to the evolving nature and inherent uncertainty related to the COVID-19 pandemic and its impact on financial and operational results, the Company is withdrawing its fiscal year 2020 targets issued on February 6, 2020 and its long-term targets issued on February 7, 2019.

COMPANY UPDATES

•
During the first quarter, the Company returned $97.4 million to shareholders, including $33.1 million in dividends and $64.3 million through open market repurchases of approximately 881,000 shares. The Company's shares outstanding as of March 28, 2020 were 82,087,373. The last open market repurchase was executed on March 6, 2020.

The foregoing non-GAAP forward-looking financial measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations.”

Conference Call
As previously announced, Dunkin' Brands will be holding a conference call today at 7:30 am ET hosted by Dave Hoffmann, Chief Executive Officer, Scott Murphy, President of Dunkin' Americas, and Kate Jaspon, Chief Financial Officer. The dial-in number is (866) 393-1607 or (914) 495-8556, conference number 7928729. Dunkin' Brands will broadcast the conference call live over the Internet at http://investor.dunkinbrands.com. A replay of the conference call will be available on the Company's website at http://investor.dunkinbrands.com.
The Company's consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows and other additional information have been provided with this press release. This information should be reviewed in conjunction with this press release.
Forward-Looking Statements

Certain statements contained herein including statements about our expected financial results and our share repurchase and dividend programs are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations.  Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” or “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.   By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  These risks and uncertainties include, but are not limited to: the continuing and uncertain impact of the current COVID-19 global pandemic on our business; the ongoing level of profitability of franchisees and licensees; our franchisees' and licensees' ability to sustain same store sales growth; changes in working relationships with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees' relationships with sub-franchisees; the success of our investments in the Dunkin' U.S. Blueprint for Growth; the strength of our brand in the markets in which we compete; changes in competition within the quick-service restaurant segment of the food industry; changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the impact of seasonal changes, including weather effects, on our business; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; the impact of food borne-illness or food safety issues or adverse public or media opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any failure to protect consumer payment card data or other personally identifiable information; and catastrophic events.

Forward-looking statements reflect management's analysis as of the date of this press release.  Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our most recent annual report on Form 10-K. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures and Statistical Data

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP measurements such as adjusted operating income, adjusted operating income margin, adjusted operating income growth, adjusted net income, and diluted adjusted earnings per share, which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance measures for the purpose of evaluating performance internally. We also believe these non-GAAP measures provide our investors with useful information regarding our historical operating results. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms adjusted operating income, adjusted operating income margin, adjusted operating income growth, adjusted net income, and diluted adjusted earnings per share may differ from similar measures reported by other companies. These non-GAAP measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations.”

Additionally, the Company has included metrics such as systemwide sales and comparable store sales growth, which are commonly used statistical measures in the quick service restaurant industry and are important to understanding the Company's performance.

Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.

The Company uses “Dunkin' U.S. comparable store sales growth (decline)” and “BR U.S. comparable store sales growth (decline),” which are calculated by including only sales from franchisee-operated restaurants that have been open at least 78 weeks and that have reported sales in the current and comparable prior year week.

The Company uses “Dunkin' International comparable store sales growth (decline)” and "BR International comparable store sales growth (decline)," which generally represents the growth in local currency average monthly sales for franchisee-operated restaurants, including joint ventures, that have been open at least 13 months and that have reported sales in the current and comparable prior year month.

About Dunkin' Brands Group, Inc.

With more than 21,000 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the first quarter of fiscal year 2020, Dunkin' Brands' 100 percent franchised business model included over 13,000 Dunkin' restaurants and more than 8,000 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Karen Raskopf (Media)
Senior Director, Investor Relations	SVP, Corporate Communications
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	karen.raskopf@dunkinbrands.com
781-737-3200	781-737-5200

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
	Three months ended
	March 28, 2020	March 30, 2019
Revenues:
Franchise fees and royalty income(1)	$139,476	139,328
Advertising fees and related income	116,970	117,198
Rental income	28,932	29,028
Sales of ice cream and other products(1)	23,947	20,733
Other revenues	13,819	12,804
Total revenues	323,144	319,091
Operating costs and expenses:
Occupancy expenses—franchised restaurants	19,499	19,475
Cost of ice cream and other products	18,148	16,640
Advertising expenses	118,269	118,091
General and administrative expenses	60,535	56,203
Depreciation	5,049	4,621
Amortization of other intangible assets	4,592	4,633
Long-lived asset impairment charges	74	323
Total operating costs and expenses	226,166	219,986
Net income of equity method investments	3,666	2,230
Other operating income, net	668	37
Operating income	101,312	101,372
Other income (expense), net:
Interest income	2,055	1,831
Interest expense	(32,037)	(32,129)
Other loss, net	(670)	(4)
Total other expense, net	(30,652)	(30,302)
Income before income taxes	70,660	71,070
Provision for income taxes	18,547	18,747
Net income	$52,113	52,323

Earnings per share—basic	$0.63	0.63
Earnings per share—diluted	0.63	0.63
(1) For the three months ended March 28, 2020 and March 30, 2019, $2.9 million and $3.1 million, respectively, of sales of ice cream and other products have been allocated to franchise fees and royalty income as consideration for the use of the franchise license.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(Unaudited)
	March 28, 2020	December 28, 2019
Assets
Current assets:
Cash and cash equivalents	$601,226	621,152
Restricted cash	72,793	85,644
Accounts receivable, net	87,676	76,019
Notes and other receivables, net	32,162	57,174
Prepaid income taxes	25,063	16,701
Prepaid expenses and other current assets	63,275	50,611
Total current assets	882,195	907,301
Property, equipment, and software, net	222,973	223,120
Operating lease assets	366,447	371,264
Equity method investments	151,718	154,812
Goodwill	888,253	888,286
Other intangible assets, net	1,298,112	1,302,721
Other assets	67,571	72,520
Total assets	$3,877,269	3,920,024
Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of debt	$139,400	31,150
Operating lease liabilities	34,839	35,863
Accounts payable	92,949	89,413
Deferred revenue	37,510	39,950
Other current liabilities	290,318	386,050
Total current liabilities	595,016	582,426
Long-term debt, net	3,005,415	3,004,216
Operating lease liabilities	375,112	380,647
Deferred revenue	315,782	324,854
Deferred income taxes, net	202,175	197,673
Other long-term liabilities	20,056	18,218
Total long-term liabilities	3,918,540	3,925,608
Stockholders' deficit:
Common stock	82	83
Additional paid-in capital	529,179	561,345
Treasury stock, at cost	(64)	(64)
Accumulated deficit	(1,138,697)	(1,129,565)
Accumulated other comprehensive loss	(26,787)	(19,809)
Total stockholders’ deficit	(636,287)	(588,010)
Total liabilities and stockholders’ deficit	$3,877,269	3,920,024

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Three months ended
	March 28, 2020	March 30, 2019

Net cash used in operating activities	$(37,255)	(15,992)
Cash flows from investing activities:
Additions to property, equipment, and software	(6,145)	(1,946)
Other, net	(128)	(304)
Net cash used in investing activities	(6,273)	(2,250)
Cash flows from financing activities:
Borrowings under variable funding notes	116,000	—
Repayment of long-term debt	(7,787)	(7,912)
Dividends paid on common stock	(33,057)	(30,975)
Repurchases of common stock	(64,292)	(129)
Exercise of stock options	3,251	3,830
Other, net	(2,880)	(5,065)
Net cash provided by (used in) financing activities	11,235	(40,251)
Effect of exchange rates on cash, cash equivalents, and restricted cash	(641)	89
Decrease in cash, cash equivalents, and restricted cash	(32,934)	(58,404)
Cash, cash equivalents, and restricted cash, beginning of period	707,977	598,321
Cash, cash equivalents, and restricted cash, end of period	$675,043	539,917

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations
(In thousands, except share and per share data)
(Unaudited)
	Three months ended
	March 28, 2020	March 30, 2019

Operating income	$101,312	101,372
Operating income margin	31.4%	31.8%
Adjustments:
Amortization of other intangible assets	$4,592	4,633
Long-lived asset impairment charges	74	323
Adjusted operating income	$105,978	106,328
Adjusted operating income margin	32.8%	33.3%

Net income	$52,113	52,323
Adjustments:
Amortization of other intangible assets	4,592	4,633
Long-lived asset impairment charges	74	323
Tax impact of adjustments(1)	(1,306)	(1,388)
Adjusted net income	$55,473	55,891

Adjusted net income	$55,473	55,891
Weighted-average number of common shares – diluted	83,222,485	83,432,042
Diluted adjusted earnings per share	$0.67	0.67

(1) Tax impact of adjustments calculated at a 28% effective tax rate.